Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) shall be effective as of August 13, 2009, by and between DISCOVERY LABORATORIES, INC., a Delaware corporation (“Company”) and W. THOMAS AMICK, Chairman of the Board of Directors of the Company (“Amick”).

WHEREAS, the Company has requested that Amick, in addition to serving as Chairman of the Board, accept the position of Chief Executive Officer (“CEO”), and Amick has agreed to serve in that capacity on a part-time, interim basis and on the terms as set forth in this Agreement.

NOW, THEREFORE, intending to be legally bound, , the Company and Amick agree as follows:

1. CEO Appointment.  The Company hereby appoints Amick, and Amick agrees to serve, as CEO of the Company.  The parties agree that Amick will continue to serve as Chairman of the Company’s Board of Directors during the Term of this Agreement.

2. Duties.  Amick will be responsible for all duties customarily associated with the title CEO, with a specific focus on securing strategic alliance partners and/or accessing capital through financing and other transactions to advance the Company’s KL4 surfactant pipeline and to build shareholder value.

3. Term.  Amick will serve as CEO until such time as the Company’s Board of Directors determine that his services as CEO are no longer needed (the “Term”).  In any event, unless extended in writing, this Agreement will terminate on June 30, 2010.

4. Time; Location.    During the Term, Amick agrees to devote, on a part-time basis, such of his business time, attention and efforts as reasonably necessary to the proper performance of his duties.  The parties currently expect that his duties will require, on average, approximately two days per week.  Amick will render services to the Company at the Company’s headquarters located in Doylestown, Pennsylvania, or at such other places as he shall deem appropriate for the performance of his duties.

5. Compensation.  In consideration of the services to be provided under this Agreement, the Company will pay Amick at a per diem rate of Three Thousand Dollars ($3,000), payable monthly in arrears at the end of each calendar month.  In addition:

(a) the Company will pay or reimburse Amick for all reasonable expenses incurred in carrying out his duties and responsibilities under this Agreement, including lodging and travel expenses, subject to submission of documentation in accordance with the Company’s reimbursement policies.

(b) Amick shall be entitled to an award of 60,000 options to purchase common stock of the Company under the Company’s 2007 Long-Term Incentive Plan, on such terms and effective as of such date as are approved by the Compensation Committee of the Company’s Board of Directors.

6. Representations, Warranties and Covenants of Amick.

(a) Amick represents and warrants to the Company that he is presently under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or the performance of the obligations hereunder, and during the Term, Amick covenants that he shall not enter into any agreement, either written or oral, in conflict with this Agreement.  The Company acknowledges that Amick currently serves as Chairman of Aldagen, Inc., is an advisor to several private equity firms focused on the biopharmaceutical industry and serves as a member of the board of directors of several biotechnology companies.

(b) Amick represents and agrees that he has not been debarred by the U. S. Food and Drug Administration or any equivalent foreign agency from practicing before such agency.  Amick further agrees that he will notify the Company immediately in the event of any debarment or threat of debarment occurring during the period in which Amick is performing services.

7. Termination.  Either party may terminate this Agreement at any time upon ten (10) days written notice to the other party.

8. Independent Contractor.  Amick is and throughout the Term shall be an independent contractor and not an employee of the Company.  Amick shall not be entitled to nor receive any benefit normally provided to the Company’s employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  The Company shall not be responsible for withholding income or other taxes from the payments made to Amick.  Amick shall be solely responsible for filing all returns and paying any federal, state and municipal income, social security or other tax levied upon or determined with respect to the payments made to Amick pursuant to this Agreement.

9. Controlling Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania without reference to any conflict of law principles of such State.

10. Headings.  The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

11. Final Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral.  This Agreement may be amended, supplemented or changed  only by an agreement in writing signed by both of the parties.

12. Notices.  Any notice required to be given or otherwise given pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by certified mail, return receipt requested or sent by recognized overnight courier service as follows:

If to Amick:

W. Thomas Amick
[at the address and fax number maintained in the Company’s files]

If to Company:
Discovery Laboratories, Inc.
2600 Kelly Rd., Suite 100
Warrington, PA  18976
Tel:           (215) 488-9300
Fax:           (215) 488-9557
Attn:                      General Counsel

13. Severability.  If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

14. Amendment.  No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

15. Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Amick shall not be entitled to assign any of his rights or obligations under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

DISCOVERY LABORATORIES, INC.	W. THOMAS AMICK

By: ______________________________	By: ______________________________
John G. Cooper, Executive Vice President and Chief Financial Officer